EXHIBIT 16.2

July 20, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Re:  Twistee Treat Corporation
     File Ref. No. 0-29439

We were previously the principal accountant for Twistee Treat Corporation and, under the date of January 30, 2001, reported on the financial statements of Twistee Treat Corporation. On July 11, 1001, we resigned our appointment as principal accountant. We have read Twistee Treat's statement included under
Item 4 of its Form 8-K dated July 13, 2001, and we disagree with the statements as follows:

1. On July 11, 2001, we resigned our engagement, and have no knowledge of a Board of Directors Meeting which led to a decision to change accountants.
2. Our decision to resign was caused by two factors. First, there were substantial fees outstanding which, if we had performed additional accounting services, may have impaired our independence and second, we were informed on July 11, 2001 that the Company has engaged another firm of independent accountants to perform review services associated with their Form 10Q filing for the quarter ended may 31, 2001.
3. We were not aware that a Form 8K was going to be filed without our having the opportunity to read it. We do not agree with the description I Item 4 referring to "a going concern opinion qualification". Our report for the fiscal year ended November 30, 2000 indicated that we were giving an unqualified opinion with a going concern uncertainty explanatory paragraph.

Yours  truly,


/s/ Weinberg & Company, P.A.



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